Exhibit 99.6

Takeover Tendering

Need Help Tendering Your White Knight, Nevada Pacific and Tone Shares?

Please Contact For Immediate Assistance.

IN THE UNITED STATES:	OUTSIDE THE UNITED STATES:

Toll Free Telephone: 1-866-425-8280	Canada Toll Free Telephone: 1-866-639-8026
Banks, Brokers call collect: (212) 440-9800	Banks, Brokers call: (416) 867-2272

The offers are being made only pursuant to the prospectuses and offers to purchase, which are available here and at www.sec.gov and www.sedar.com, respectively.

U.S. Gold’s offers are for all the outstanding shares (including any common shares that may be issued after February 12, 2007 and prior to the expiry time of the offers) of White Knight, Nevada Pacific Gold and Tone Resources. Under the offers, U.S. Gold’s wholly-owned subsidiary, US Gold Canadian Acquisition Corporation, will issue 0.35 of an exchangeable share for each outstanding common share of White Knight tendered in the offer and accepted for purchase; 0.23 of an exchangeable share for each outstanding common share of Nevada Pacific Gold tendered in the offer and accepted for purchase; and 0.26 of an exchangeable share for each outstanding common share of Tone Resources tendered in the offer and accepted for purchase. If all of the offers are completed on the terms currently proposed, US Gold Canadian Acquisition Corporation will issue up to 42,370,163 exchangeable shares in consideration for the currently outstanding shares of the target companies, or up to 49,065,769 exchangeable shares if currently outstanding options and warrants of the target companies are exercised and the underlying common shares tendered in accordance with the offer.

Each exchangeable share of US Gold Canadian Acquisition Corporation will be convertible at the option of the holder into one share of U.S. Gold’s common stock for no additional consideration. The exchangeable shares will be structured to provide the holders the same voting and economic rights as the holders of U.S. Gold’s common stock and are being issued in an effort to provide, to the extent possible, more favorable tax treatment to Canadian shareholders of the target companies under the Income Tax Act (Canada), as amended. The exchangeable shares have been conditionally approved for listing on the Toronto Stock Exchange.

The offers will remain open until 5:00 p.m. Vancouver time on March 23, 2007, unless the offers are withdrawn or extended. Any notice of extension will be announced promptly by press release as soon as possible after notification to the depositary, Kingsdale Shareholder Services, but no later than 9:00 a.m., Vancouver time, on the day following the expiry date and a copy of the notice will be provided to the TSX, TSX-V and AMEX, as applicable.

Please feel free to contact us!

US Office US Gold Corporation 165 So. Union Blvd., Suite 565 Lakewood, CO. USA 80228	Canadian Office US Gold Corporation 99 George St. 3rd Floor Toronto, ON. Canada M5A 2N4	Investor Relations Questions Tel: (647) 258-0395 Toll Free: (866) 441-0690 Fax: (647) 258-0408 E-mail: info@usgold.com

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